Exhibit 99.3

Slide 1

First Quarter 2003 Earnings Call

April 29, 2003

9:00 AM EST

Slide 2

“Forward Looking Statements”

Statements made during this presentation are based on management’s beliefs as well as assumptions made by, and information currently available to management, pursuant to “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002.

Slide 3

Market Overview

Slide 4

Financial Results – 1Q03 vs. 1Q02

In $000s, except per share and % chg

	1Q03	1Q02	% Chg
Revenues	$77,026	$203,527	-62.2%
Direct Costs	$55,808	$166,799	-66.5%

Gross Margin	$21,218	$36,728	-42.2%
Gross Margin Percent	27.5%	18.0%	+9.5pts
Operating Expenses
G&A	$6,257	$5,768	-8.5%
Other	$3,207	$4,687	-31.6%

Total Operating Expenses	$9,464	$10,455	-9.5%
Operating Profit	$11,754	$26,273	-55.3%
Net Interest Expense	$498	$1,283	-61.2%
Net Income Before Income Taxes	$11,256	$24,990	-55.0%
Income Tax Provision	$4,390	$9,746	-55.0%

Net Income	$6,866	$15,244	-55.0%
Diluted Shares Outstanding	45,609	45,643	-0.1%
EPS	$0.15	$0.33	-54.5%
EBITDA	$12,662	$27,163	-53.4%

Slide 5

Gross Margins

By Quarter

30%
25%
20%
15%
10%
27.5%
Average
19.6%
1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q
1999
2000
2001
2002
2003

Average for year	17.9%	17.0%	18.2%	22.4%

Slide 6

Financial Results

Segment and Geographic Details

1Q03 vs. 1Q02

In $000s, except % chg

Revenues	1Q03	1Q02	Change	% Chg
Heat Recovery Equipment	$36,697	$120,122	$(83,425)	(69.5)%
Auxiliary Power Equipment	$40,329	$83,405	$(43,076)	(51.6)%

Total	$77,026	$203,527	$(126,501)	(62.2)%

United States	$53,038	$177,410	$(124,372)	(70.1)%
Asia	$3,475	$3,394	$81	2.4%
Europe	$6,722	$9,480	$(2,758)	(29.1)%
Other	$13,791	$13,243	$548	4.1%

Slide 7

Historical Backlog

By Month

750
500
250
0
$ MMs
At quarter's end
J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M
1999
2000
2001
2002
2003

Slide 8

Financial Results – 1Q2003

Cash & Cash Usage

In $000s

	FY2001	FY2002	1Q2003
Beginning of period cash	$26,308	$2,435	$59,042

EBITDA	94,361	92,936	12,662
Other operating, investing, financing activities	6,790	10,568	(13,599)
Change in debt	(113,465)	(45,556)	(15)
Capital expenditures, net	(11,559)	(1,341)	(59)
Change in cash	(23,873)	56,607	(1,011)

Cash at end of period	$2,435	$59,042	$58,031

Total debt / net debt as of:
12/30/00 Debt	$219,094
Net Debt	192,786

12/29/01 Debt		$105,629
Net Debt		103,194

12/28/02 Debt			$60,073
Net Debt			1,031

3/29/03 Debt				$60,058
Net Debt				2,027

Slide 9

Key Financial Statistics

As of 3/29/03
Net working capital (average LTM)—$000s	$(281)
EBITDA—$000s	$12,662
Total debt—$000s	$60,058
Cash & Cash Equivalents—$000s	$58,031
Net debt—$000s	$2,027
Stockholder’s equity—$000s	$137,216
Total capital invested (Stockholders equity + LT-Debt)—$000s	$197,274
Total debt to total capitalization	30.4%
Total net debt to total net capitalization	1.5%
Pre-tax earnings—$000s	$11,256
Pre-tax Return on Average Invested Capital	5.8%
Pre-tax Return on Average Equity	8.4%

Slide 10

Thank You

For Additional Information Please Contact:

Bob Zwerneman

Director, Investor Relations

Global Power Equipment Group

(918) 274-2398

bobz@globalpower.com